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                                                                    EXHIBIT 99.1

PHYCOR(R)
The Physicians' Corporation                                         NEWS RELEASE
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Contact:     Tarpley B. Jones
             Executive Vice President and Chief Financial Officer
             (615) 665-7843

             Howard D. Jewell
             Vice President Marketing
             (615) 665-7819


                       PHYCOR ANNOUNCES MANAGEMENT CHANGES

Nashville, Tennessee (June 9, 2000) -- PhyCor, Inc. (Nasdaq/NM:PHYC) today announced that effective immediately Joseph C. Hutts is resigning his positions as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Hutts will remain on the Board of Directors. Derril W. Reeves also is resigning his positions as Vice Chairman of the Board, Executive Vice President and Chief Development Officer of the Company effective immediately. In addition, Mr. Reeves is resigning from the Board of Directors. In connection with their resignations, Mr. Hutts and Mr. Reeves will receive amounts previously set aside by the Company for their retirement and severance compensation.

         Thompson S. Dent, President of the Company, has been named Chairman of the Board and Chief Executive Officer of the Company effective immediately. In connection with his appointments, Mr. Dent will continue to receive his current salary and will receive amounts previously set aside by the Company for his retirement and he may receive an option to purchase shares of the Company's common stock that is subject to a vesting schedule and subject to certain approvals. He is also eligible for various incentive performance bonuses and he may receive stock appreciation rights in lieu of stock options.

          The Company and E. M. Warburg, Pincus & Co., LLC have mutually determined that the Company will not issue the second series of zero coupon convertible subordinate notes under its previously announced agreement with Warburg, Pincus. As a result of the determination not to issue the second series of notes, the agreement allows Warburg, Pincus to purchase up to 15,000,000 shares of the Company's Common Stock in the open market over the next six months.

         PhyCor, Inc., headquartered in Nashville, Tennessee, operates medical clinics and manages physician networks.




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                PHYCOR, Inc. - 30 Burton Hills Blvd. - Suite 400
                      Nashville, TN 37215 - (615) 665-9066